EXHIBIT 10.2

FORM OF
META FINANCIAL GROUP, INC.
2002 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is hereby made and entered into as of November 16, 2016 by Meta Financial Group, Inc. (the “Corporation”) and J. Tyler Haahr (the “Grantee”), in accordance with the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”).  Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Plan.

WHEREAS, the Grantee entered into an Employment Agreement (the “Employment Agreement”) with MetaBank, a wholly owned subsidiary of the Corporation, effective October 1, 2016;

WHEREAS, in consideration of the Grantee’s execution of the Employment Agreement, the Committee has determined that it is in the best interests of the Corporation and its shareholders to grant the award of Performance-Based Restricted Shares provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.         Restricted Shares.  Effective November 16, 2016 (the “Grant Date”), the Corporation hereby awards to the Grantee 89,156 shares (the “Restricted Shares”) of the common stock of the Corporation, par value $.01 per share (“Common Stock”), pursuant to the Plan and subject to the restrictions and other terms and conditions set forth in this Agreement.  A copy of the Plan, as currently in effect, is incorporated by reference and is attached to this Agreement.

2.         Transfer Restrictions and Restriction Period.

a.
During the period commencing on the Grant Date and ending on October 1, 2024 (the “Restriction Period”), any unvested Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered by the Grantee, except by will or the laws of descent and distribution in the event of the Grantee’s death, pursuant to a qualified domestic relations order as defined in the Code or the rules thereunder, or as provided in this Agreement.  Except as otherwise provided in the Plan or this Agreement or as determined by the Committee in its discretion in accordance with Section 6(b) of the Plan, provided that the Grantee maintains Continuous Service during the Restriction Period, and the required performance criteria set forth in Section 2.b. of this Agreement are satisfied, the Restricted Shares shall vest and become transferable in accordance with the following schedule (provided that any fractional shares resulting from application of the following schedule will be reduced to the nearest whole share and released from the restrictions hereunder only upon such fractional share becoming a whole share under the terms of this Agreement):

Vesting Date	Number of Restricted Shares that Vest
October 1, 2017	11,145
October 1, 2018	11,145
October 1, 2019	11,145
October 1, 2020	11,145
October 1, 2021	11,144
October 1, 2022	11,144
October 1, 2023	11,144
October 1, 2024	11,144

b.
For  the four quarters ending June 30 immediately preceding each Vesting Date in Section 2.a. of this Agreement (the “Measurement Period”), the Committee shall certify whether MetaBank (together with its Affiliates, as applicable) has satisfied capital requirements under the Basel III Capital Rules or such other capital requirements as may be promulgated by the Federal Reserve and the Office of the Comptroller of the Currency (or their successors having jurisdiction over such matters) (the “Capital Requirements”); provided that, solely for the October 1, 2017 Vesting Date, the Measurement Period shall be the period beginning January 1, 2017 and ending June 30, 2017.  If the Committee determines that MetaBank (and applicable Affiliates) has not satisfied the Capital Requirements for the Measurement Period preceding the applicable Vesting Date, the number of Restricted Shares that would otherwise vest on the applicable Vesting Date following the Measurement Period shall be forfeited without consideration therefor.  The Committee shall look at the Capital Requirements for each Measurement Period immediately preceding each Vesting Date in Section 2.a. and make a good faith determination as to whether the Capital Requirements have been satisfied with respect to the Measurement Period preceding the applicable Vesting Date and such decision shall not affect any portion of the Restricted Shares that are scheduled to vest in subsequent fiscal years.

3.         Documentation of Restricted Shares.  As of the Grant Date, the Corporation shall issue Common Stock either in certificate form or book-entry form in the Grantee’s name with respect to the Restricted Shares and such certificates shall be held on behalf of the Grantee until such Restricted Shares become vested as described in Section 2 above.  Such certificates shall bear the following (or a similar) legend or, if issued in book-entry, include a similar notation:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Corporation’s 2002 Omnibus Incentive Plan, as amended, and an agreement entered into between the registered owner and the Corporation.  Copies of such Plan and the agreement are on file in the offices of the Secretary of the Corporation, 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.”

The Corporation may require the Grantee to execute and deliver stock powers in favor of the Corporation with respect to the certificates representing the Restricted Shares.

4.         Delivery of Shares of Common Stock.  Upon the vesting of the Restricted Shares in accordance with Section 2, the Corporation shall, as applicable, either remove the restrictive notations on any such shares of Restricted Stock issued in book-entry form or deliver to the Grantee (or, if the Grantee has died, the Grantee’s legal representative) a certificate representing such Common Stock free of the restrictions described in Section 2 and excluding the restrictive legend described in Section 3.

The Corporation’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requires, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the Securities Act of 1933, as amended, or any other federal, state or local securities law or regulation.  In requesting any such representation, the Committee may provide that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act of 1933 or other securities law or regulation.  The Corporation shall not be required to deliver any Common Stock upon the vesting of the Restricted Shares prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

5.         Termination of Service or Death of the Grantee.  Except as otherwise provided in the Employment Agreement, if the Grantee ceases Continuous Service for any reason other than death, total or partial disability, Retirement, termination without Cause, or resignation for Good Reason (“Cause” and “Good Reason” shall have the same meanings as defined by the Employment Agreement), all Restricted Shares that are unvested at the time of such termination of Continuous Service automatically shall be forfeited to the Corporation.  If the Grantee ceases to maintain Continuous Service due to death, total or partial disability, Retirement, or termination without Cause, or resignation for Good Reason, all Restricted Shares that are unvested at the time of such termination of Continuous Service shall vest in accordance with the terms of the Grantee’s Employment Agreement with MetaBank, or if such Employment Agreement is silent with respect to such matters, then in accordance with the Plan, as applicable.  If the Continuous Service of the Grantee is terminated for Cause, all rights under this Agreement shall expire immediately upon the Corporation’s notification to the Grantee of such termination.

6.         Adjustments for Changes in Capitalization of the Corporation.  In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Corporation or in the number of shares of Common Stock, the number and class of shares covered by this Agreement shall be proportionately and equitably adjusted by the Committee, whose determination shall be conclusive.

7.         Effect of Change in Control.  Without limiting any rights of the Committee under the Plan, the treatment of unvested Restricted Shares in connection with a “Change of Control” (as defined in the Employment Agreement) shall be determined under the Grantee’s Employment Agreement with MetaBank.

8.         Stockholder Rights with respect to Restricted Shares.  Subject to the restrictions and limitations set forth in the Plan and this Agreement, the Grantee shall have all of the rights of a stockholder of the Corporation with respect to the Restricted Shares, including, but not limited to, the right to receive all dividends paid on the Restricted Shares and the right to vote the Restricted Shares.

9.         Binding Effect of Agreement.  The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and the successors and assigns of the Corporation and any person to whom the Restricted Shares are transferred by will or by the laws of descent and distribution.

10.       Withholding Tax.  Upon the vesting of the Restricted Shares in accordance with Section 2 (or at such earlier time, if any, that the Grantee elects under Code Section 83(b) to include the value of the Restricted Shares in taxable income), the Corporation shall have the right to: (i) require the Grantee or such other person to pay to the Corporation the amount of any taxes which the Corporation or any of its Affiliates is required to withhold with respect to such Restricted Shares; (ii) to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld or in lieu of any of the foregoing; or (iii) to withhold a sufficient sum from the Grantee’s compensation payable by the Corporation to satisfy the Corporation’s tax withholding requirements.  The Corporation shall have the right to deduct from any dividends paid with respect to the Restricted Shares the amount of any taxes the Corporation is required to withhold with respect to such dividend payments.  The Corporation’s method of satisfying its withholding obligations shall be solely in the discretion of the Corporation, subject to applicable federal, state and local law.

11.       Notices.  All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of Meta Financial Group, Inc., 5501 South Broadband Lane, Sioux Falls, South Dakota 57108.  Any notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s address noted below.  Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Grantee, as the case may be.

12.       Plan and Plan Interpretations as Controlling.  Except as otherwise explicitly noted in this Agreement, or by reference the Employment Agreement, this Agreement and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any question arising under this Agreement or under the Plan.

13.       Grantee Service.  Nothing in this Agreement shall limit the right of the Corporation or any of its Affiliates to terminate the Grantee’s service as a director, officer or employee, or otherwise impose upon the Corporation or any of its Affiliates any obligation to employ or accept the services of the Grantee.

14.       Grantee Acceptance.  The Grantee shall signify his/her acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy of this Agreement to the Corporation at the address set forth in Section 11 above.  In signing this Agreement, the Grantee, to the extent such Grantee is an executive officer, director or ten percent stockholder of the Corporation or MetaBank acknowledges that the Restricted Shares may not be sold or otherwise transferred by the Grantee except in accordance with the provisions of Section 16 of the Securities Act of 1934, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

META FINANCIAL GROUP, INC.		GRANTEE

By:	/s/ Rodney G. Muilenburg	/s/ J. Tyler Haahr
	Rodney G. Muilenburg	J. Tyler Haahr
Chairman, Compensation Committee